Exhibit 99.1

PLC Systems Announces Voting Results for 2014 Annual and Special

Meeting of Shareholders

MILFORD, Mass. – September 19, 2014 – PLC Systems Inc. (OTCPK: PLCSF) ("PLC"), today announced voting results for the 2014 annual and special meeting of shareholders held September 18, 2014. At the meeting, shareholders of record as of August 11, 2014 approved the previously announced agreement and plan of merger with Viveve, Inc. (“Viveve”), dated May 9, 2014, under which PLC Systems Acquisition Corp., a wholly owned subsidiary of PLC formed for the purpose of the merger, will merge with and into Viveve, with Viveve surviving as a wholly-owned subsidiary of PLC (the “Merger”). Approximately 92% of the votes cast voted in favor of the Merger, representing approximately 54% of PLC’s outstanding common stock.

All of the proposals voted on at the meeting were approved, including the following, but remain subject to the closing of the Merger:

●	The transfer of PLC’s RenalGuard business into an entity called RenalGuard Solutions, which will be owned by PLC’s debt holder GCP IV LLC, a subsidiary of Genesis Capital Advisors;

●	A 1 for 100 reverse stock split of PLC’s issued and outstanding common stock;

●	A name change to Viveve Medical, Inc. to better reflect the change in PLC’s business as a result of the Merger;

●	The election of the directors of Viveve immediately prior to the Merger to the board of directors of PLC following the Merger;

●	The declassification of the PLC board of directors;

●	An amendment to PLC’s 2013 Stock Option and Incentive Plan to increase the number of shares available for issuance under the plan; and

●	The selection of Burr Pilger Mayer, Inc., Viveve’s auditor, as the auditor of PLC.

The Merger remains subject to certain customary closing conditions and is expected to be consummated by the end of the month.

About PLC Systems, Inc.

PLC Systems Inc. through its operating subsidiary, PLC Medical Systems, Inc., is a medical device company focused on innovative technologies for the cardiac and vascular markets. PLC's lead product, RenalGuard®, significantly reduces the onset of CIN in at-risk patients undergoing certain cardiac and vascular imaging procedures. CIN is a form of acute kidney injury resulting from toxic contrast agents that occurs in 10% to 20% of at-risk patients. RenalGuard is CE-marked and is being sold in Europe and certain countries around the world via a network of distributors. Two investigator-sponsored studies in Europe have demonstrated RenalGuard's effectiveness at preventing CIN. The CIN-RG RenalGuard pivotal study is underway in the U.S. to support a planned Premarket Approval filing with the U.S. Food and Drug Administration. Following the Merger, PLC will assume the business of Viveve and the RenalGuard business will be sold to PLC’s debt holder GCP IV LLC, a subsidiary of Genesis Capital Advisors. Additional company information can be found at www.plcmed.com.

About Viveve, Inc:

Viveve, Inc. is a women's health company passionately committed to advancing new solutions to improve women's overall well-being and quality of life. The company's lead product, the Viveve® System, is a non-surgical, non-ablative medical device that remodels collagen and restores tissue. The Viveve System treats the condition of vaginal laxity, which is the result of the over-stretching of tissue during childbirth, which can result in a decrease in sexual function and physical sensation.

This press release contains "forward-looking" statements under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended related to PLC and/or Viveve and their expectations for Merger. For this purpose, any statements contained in this press release that relate to prospective events or developments are deemed to be forward-looking statements. Words such as "believes," "anticipates," "plans," "expects," "will" and similar expressions are intended to identify forward-looking statements. Actual results could differ materially from those projected or forecast in the forward-looking statements. The factors that could cause actual results to differ materially include those referred to in the risk factors described in the "Forward Looking Statements" section of our Annual Report on Form 10-K for the year ended December 31, 2013, a copy of which is on file with the SEC, and in other filings of PLC with the SEC, as well as the following: operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers or suppliers) may be greater than expected following the announcement of the transaction; the benefits of the proposed transaction may not meet the parties or shareholders expectations; the conditions to the completion of the Merger and related transactions may not be satisfied; the parties may not be able to meet expectations regarding the timing, completion and accounting and tax treatments of the Merger. PLC assumes no obligation, and expressly disclaims any obligation, to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

PLC Systems, PLC Medical Systems, PLC, RenalGuard and RenalGuard System are trademarks of PLC Systems Inc.

Contact:

Gregory Mann, Chief Financial Officer

PLC Systems, Inc.

508-541-8800

gmann@plcmed.com